China Dredging Group Co., Ltd

18-19th Floor, Tower A, Zhongshan Building
No. 154 Hudong Road, Gulou District
Fuzhou City, 350003
China

[date]

Dear Sirs

China Dredging Group Co., Ltd (the "Company")

We have acted as British Virgin Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), that was first filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on 7 December 2011, relating to the public offer and sale by the selling shareholders of the Company of American Depositary Shares (the “ADSs”) representing 62,690,310 Ordinary Shares of Company ( such shares underlying the ADSs, the "Shares").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the board of directors of the Company dated [•] and [•] [and the written resolutions of the members of the Company [•] (the "Resolutions").

1.2	A registered agent's certificate dated [•], issued by Maples Corporate Services (BVI) Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent's Certificate").

1.3	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on [•] including:

(a)	the Company's Certificate of Incorporation; and

(b)	the Company's Memorandum and Articles of Association.

1.4	The records of proceedings on file with and available for inspection on [•] at the British Virgin Islands High Court Registry (the "High Court Registry").

1.5	A certificate from a Director of the Company dated [•] (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate").

1.6	The Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.  The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the British Virgin Islands as the same are in force at the date hereof.  In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent's Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That the Company is not conducting a "regulated activity" under a "financial services enactment" (as defined under the Regulatory Code, 2009 (as amended)).

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Resolutions remain in full force and effect.

2.7	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for or sale of any Shares.

3	Opinions

The following opinions are given only as to matters of British Virgin Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The issue and allotment of the Shares were duly authorised and the Shares were legally issued and allotted and are fully paid and non-assessable.

3.2	The statements under the captions "Enforcement of Civil Liabilities" and "Taxation – BVI Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects in so far as such statements are summaries of British Virgin Islands law.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

Maples and Calder